Exhibit 99.2

[Global Power Logo]

Global Power Equipment Group Inc.

Fourth Quarter, 2003 Earnings Conference Call Transcript

February 18, 2004

Operator

Good morning and welcome to The Global Power Equipment Group fourth quarter earnings conference call for Wednesday February 18, 2004. Your host for today is Bob Zwerneman.

Bob Zwerneman, Global Power Equipment Group—Investor Relations

I would like to welcome you and everyone on the line to Global Power Equipment Group’s fourth quarter and fiscal year 2003 earnings conference call. Joining me today on this call is Larry Edwards, Global Power Equipment Group’s Chairman, President, and Chief Executive Officer; and Jim Wilson, our Chief Financial Officer. On the homepage of our Website, there is a link to a presentation that we will be using this morning. That site is www.globalpower.com. Within that presentation, slide 2 presents our safe harbor and Regulation G statements. However, in the interest of time today, we will move straight to our prepared remarks and handle legal statements at the end. So with that, I’ll turn the call over to Larry.

Larry Edwards, Global Power Equipment Group—CEO

Thank you, Bob, and good morning everyone. Please turn with me to slide number three. I hope from reading yesterday’s press release, people are getting a sense of how we are successfully shifting our business focus to other markets around the globe, especially to China and East Asia. For much of the time over the past three months, I have worked closely with our sales representatives, our global sourcing group, customers and manufacturing partners in China and other parts of East Asia. In those short three months we have significantly strengthened our presence in this part of the world, positioned more resources to support our growing customer base, and mapped out an action plan to capture a larger part of the business opportunity there in the years ahead. However, as one might expect, the market inside China is very competitive, and as a consequence, the margins on jobs are likely be lower than what we have booked over the past couple of years, and will bring down our overall gross margin. This is something that we factored into our 2004 gross margin and earnings guidance provided in yesterday’s earnings release.

Also, as we addressed in Tuesday’s release, we’re pleased to report our success in obtaining new orders for China. We have over $55 million of business on the books for

China, $30 million on orders booked in the fourth quarter, and another 25 million, which was booked in January. We continue to believe this is just the beginning, and I will explain why.

The headlines coming out of China and other countries in eastern Asia continue to detail the power shortages that exist, especially in China. China’s electricity demand rose 15 percent last year and is expected to rise another 12 percent in 2004, with continued power rationing to various retail and industrial customers in many areas. Despite those efforts, blackouts will continue to be widespread again this year. During 2003, 22 provinces in China experienced frequent blackouts, 10 more than in 2002, occurring mostly in the Southern and Eastern areas, China’s industrial belt.

Both the central government and local government agencies in China are working quickly to address these problems. In addition to the central government bundle buy for the first 23 turbines that GE and Mitsubishi are supplying, a merchant power generating sector is emerging with capital flowing from inside and outside of China, to build and operate new power plants in a number of locations. In a report out of China last week, a development official indicated that China would start building 144 power stations during 2004 and spend $31 billion to add 37,000 megawatts. The same report indicated another 35,000 megawatts would be added by 2006. Obviously, China remains our key focus for the 2004 through 2007 time frame, and we are very committed to winning a large share of the market.

As we previously communicated, we were rewarded many of the components on the auxiliary power side of our business for the 13 gas turbines that GE is supplying through its partner, Harbin. And during the fourth quarter, we finally booked the 2 HRSG orders that we received earlier in the year that had been delayed. Additionally, based on information that the gas turbine OEMs have shared with us, China has issued the second round bundle buy purchase details for an additional 24 gas turbines for 2005 and 2006 delivery. We expect the request for bids for the components that we supply will be forthcoming during the second half of this year, probably sometime during the third quarter.

Outside of China, we have orders for jobs in Taiwan for both gas turbine equipment, as well as specialty boilers. For Indonesia and Thailand, along with projects we currently have booked, we are encouraged by the strengthening activity we see in both of these countries. We also booked an order for a new project in New Zealand during the fourth quarter.

As we discussed last time, the Middle East continues to be our second most active market for power plant development. There are a number projects that we have booked and are bidding on in the Kingdom of Saudi Arabia and surrounding countries. Iraq has become a sizable market to us very quickly, and we are bidding a number of components for over 25 gas turbines. However, since most of the units in Iraq are simple cycle machines at this time, the overall dollar opportunity is small compared to combined cycle jobs that include HRSGs. We expect to see somewhere in the neighborhood of 6 to $10 million of business for Iraq during the next 9 to 12 months. We also have some opportunities in Oman, Egypt, Qatar and the Emirates. The Middle East could represent between 15 to 20 percent of our bookings this year, possibly more.

Other opportunities that we are pursuing include several major jobs in Europe, Mexico and the United States. I am pleased to report because of our financial strength, reputation, and engineering expertise, we were one of only a few firms that were qualified to bid on the first machine of its kind. And in January, we won the award to design and build 2 HRSGs for the first GE 7H gas turbine commercial installation. This is the absolute cutting edge of gas turbine technology, and the future of new, very efficient large-scale power plants worldwide. Needless to say, our entire organization takes pride in winning the award and being recognized as a company that could partner with GE in proving this new technology in a commercial application. We will not be releasing any further details on this project at this time.

Next, I would like to address the overall tone of the global power generation market, and why others and we believe 2004 could prove to be the bottom of the cycle. First, we gauge the market from an RFQ standpoint, and how active our pipeline of inquiries is. Let me describe this process in more detail.

First, in RFQ, a request for quotation is an inquiry from an EPC firm or a power plant developer or the owner. The RFQ can be anything from a set of engineering specifications to obtain an environmental permit to a rough order of magnitude or financing, or even a request for final bids. Many of the RFQs that we’re responding to today are for projects slated to begin operations in the 2006 and 2007 timeframe. We keep a running list of every RFQ and review them weekly in our operating meanings. Our RFQ list has grown and continues to grow, and it provides us a snapshot of tomorrow’s business opportunities. While it is not as big as what he saw in the 1998 and 1999 period, it is larger than a year ago at this time.

In addition, we communicate with all the gas turbine manufacturers on a routine basis and listen to what they tell us. All in all, the market appears to be strengthening and we are more optimistic about the future beyond 2004. Based on what we see today, we expect our backlog at year-end will increase from what we reported at the end of 2003. However, we are not making a prediction by how much or what level.

The last item I want to address today is the final point on slide 3. The market for our equipment remains competitive, and in addition to competition, we have other factors to contend with today, including higher steel prices and freight costs and tighter delivery schedules, all of which place pressure on margins. But these risk factors are manageable as we continue our long-standing business practice of low-cost country fabrication, coupled with efficient use of our engineering resources and other home office support functions. As always, we will aggressively defend and grow our market share; however, not at the expense of losing our focus on delivering good margins to our investors.

Thank you, and now I will turn the call over to Jim.

Jim Wilson, Global Power Equipment Group—CFO

Thanks, Larry. Good morning everyone. If you would please turn to slide number 4, we will look at some of the highlights from the income statement. As we reported, earnings for the fourth quarter were $5.1 million, or 11 cents per diluted share, versus $12.1 million, or 27 cents per diluted share last year. The fourth quarter results include a total charge of $3.9 million for restructuring costs, a charge of 5 cents per diluted share.

Revenue for the quarter was $65.4 million, down 39 percent from the $107.7 million we reported in the fourth quarter of 2002. Our fourth quarter gross margin of 29.8 percent was greater than last year’s margin of 28.2 percent. EBITDA for the quarter was $9 million compared to $21.5 million in the same period last year. Our effective tax rate for the full year dropped from 39 to 38 percent, requiring us to make an adjustment during the fourth quarter, which produced an effective tax rate of 34.9 percent for the fourth quarter. This adjustment had a positive effect of about 7/10 of a cent per diluted share.

Slide number five shows our results for the complete fiscal year. Earnings for 2003 were $19.8 million, or 43 cents per diluted share, compared to $51.9 million, or $1.14 per share last year. Our gross margin of 27.1 percent compared favorably to last year’s 22.4 percent and partially offset the revenue decline. The effect of the $3.4 million of restructuring costs charged to G&A partially masked some of the G&A savings that were achieved during the year. As we detailed in our earnings release, we will incur additional restructuring charges of $2 million, or 3 cents per share, in the first quarter of 2004.

These costs had been previously announced during 2003, and were originally slated for the fourth quarter of 2003. For the remainder of 2004, we currently anticipate restructuring costs of less than $200,000 per quarter, mainly for consulting fees. Our effective tax rate for 2004 is expected to remain at 38 percent, mostly due to the result of the lower marginal tax rate at lower income levels. Including the restructuring charge, EBITDA of $37 million for the year represents an EBITDA margin of 14.0 percent, down from last year’s 15.8 percent EBITDA margin. The restructuring charge in the fourth quarter lowered the 2003 EBITDA margin percentage by more than 1 percent.

Turning to slide number six, you can see our historical gross margins on a quarterly basis for the past four years. As indicated earlier, the gross margin of 29.8 percent for the fourth quarter was in excess of the 28.2 percent reported last year. As in some of the previous quarters, our ability to shift manufacturing to lower cost sources accounted for some of the increase, but most of the effect is tied to our product mix within our two segments.

Gross margin for all of 2003 was 27.1 percent versus 22.4 percent for 2002. Almost 300 basis points of the increase is related to the impact of our closeout of jobs from prior years, where our actual costs were less than estimated as certain project issues were resolved. However, we also incurred some offsetting overhead cost inefficiencies of over 200 basis points as we continued to reduce North American capacity. A portion of these overhead cost inefficiencies will continue into the first half of the year until we fully close some facilities where some jobs are winding down.

Larry already addressed some of the margin risk factors for 2004, most specifically steel prices, freight rates, and shorter delivery schedules. Besides those factors, most of the jobs that are in our backlog today, or what we are bidding on, are already priced on fabrication in low cost countries at more normal margins. This is quite different from our situation in 2003, where we shifted higher priced jobs to lower cost sources and captured the savings. This continues to be the principle reason we anticipate that our gross margins will trend down during 2004 and average between 18.5 and 19.5 percent. We probably will have some quarters slightly above that and others slightly below that but generally in the range of 19 percent.

Turning to slide number seven, you can see our quarterly revenue results on a segment and geographic basis for the fourth quarter and for the full fiscal year. The biggest decline during the fourth quarter occurred in our heat recovery equipment segment, falling by $26.4 million from a year ago, while our auxiliary power segment revenues dropped $15.8 million, or by 53 percent and 27 percent, respectively. North America accounted for 80 percent of the decline in our revenues on a quarter-to-quarter basis and 94 percent on a year-to-date basis.

As Larry mentioned earlier, and as shown in slide number eight, our geographic sales mix continues to shift outside of North America. For 2003, approximately 69 percent of our revenues were based in the United States and Canada, down from over 90 percent in 2000. Over the next couple of years, we believe North America will continue to represent a smaller share of our annual revenues, possibly down to as little as 22 to 25 percent in 2005. Asia could account for one half or possibly even more of revenues by 2005.

Please turn to slide number nine, and we will review our firm backlog. We booked a total of slightly over $59 million into our firm backlog during the fourth quarter and de-booked about $500,000, mainly due to change orders on jobs that were already in process. This produced net bookings of $59 million. Included in the fourth quarter bookings was the order for the 2 HRSGs for China, that had been held up for over six months, as well as some of the bundle buy purchases that Larry mentioned earlier. For the full year, we de-booked $35 million of canceled orders. We discussed approximately $24 million of these on the second and third quarter conference calls.

Adjusting for the 35 million of de-bookings for the year, we booked a total of $203 million of new orders during 2003, or about 78 percent of our reported 2003 revenues. For the full year, 60 percent of our bookings originated from projects outside the U.S. and Canada. And for the fourth quarter, 72 percent of our bookings came from projects outside North America. Asia has accounted for approximately half, or 47 percent, of our fourth quarter bookings, followed by Europe at 14 percent and the Middle East at 10 percent.

In yesterday’s press release we provided an estimate of first quarter 2004 bookings of at least $65 million. In addition, we estimate first quarter revenues of between 50 and 55 million. At these levels, we estimate that our end of March backlog will be close to $190 million. Assuming $65 million of bookings for the first quarter, that would represent close to 40 percent of the net bookings that we recorded in all of 2003.

Turning to slide number nine, which is our abbreviated cash flow slide, you can see that we ended the quarter with slightly over 51 million in cash, down nearly $15 million from the end of the third quarter. This decrease was partially due to another voluntary debt repayment of $8.3 million during the fourth quarter, as well as payments from customers which were shifted into early 2004 from late 2003. Since the end of 2003, we have received significant additional payments from customers that places our cash position as of last Friday at approximately $70 million as compared to our debt of $25 million.

Turning to slide ten. You can see that our debt to cap ratio at the end of the fourth quarter declined to 13.9 percent, and as highlighted in blue, our net debt was a minus $26 million. As adjusted for the cash position to date, that net debt would be a minus $45 million currently. On a trailing twelve-month basis, our returns on invested capital and equity remained very strong.

With that, let’s open up the call to questions.

Questions and Answers

Operator

Thank you, we will now begin the question-and-answer session.

Sanjay Shrestha—Analyst

First of all, excellent quarter and excellent traction with the new bookings here. Just a quick question, mostly really mechanics and housekeeping. From the gross margin standpoint, almost 30 percent gross margin in this quarter. And the trend is for about 19 percent in 2004. Can you again talk a little bit more about that, in terms of what really benefited your gross margin in this quarter?

Jim Wilson, Global Power Equipment Group—CFO

Like we talked about in the call, a lot of those projects were booked during early time periods where our prices were a little bit higher, and so we were able to take items that we were maybe going to manufacture in the U.S. or other places and shifted those to China or other lower cost fabrication sources. That helped to improve our margin for those older jobs. Going forward into the future, we feel that we have already priced that into our new jobs, and so in order to get new work, we priced lower cost fabrication in there and our margins are going to be lower.

Sanjay Shrestha—Analyst

Great. And in terms of ongoing focus on the cost reduction, is there a target for the SG&A as the percentage of the revenue going forward?

Jim Wilson, Global Power Equipment Group—CFO

We have a target of between $30 and $31 million, which — excluding any restructuring charges. So that compares to about $34.5 million excluding restructuring charges for 2003.

Sanjay Shrestha—Analyst

One last question in terms of the new bookings number, obviously, this thing tends to be a little bit lumpy on a quarter-to-quarter basis. But first quarter clearly seems like it’s going to be an excellent one. Can you maybe comment — I know it’s a little difficult, but can you maybe comment a little bit more in terms of what you’re seeing out there? How could we expect the year to progress on a quarter-to-quarter basis from a new bookings standpoint?

Larry Edwards, Global Power Equipment Group—CEO

This is Larry. I guess we are not prepared to produce a numerical forecast right now. All I can say is we are off to a really good start. As you can see, we are at a pace of almost 40 percent of where we were last year in bookings. And we have some good prospects, and feel good about our chances and feel good about our organization that we have to capture these. We think that we have momentum and are in a good position. But I would not want to try to put a number to this at this point in time.

Sanjay Shrestha—Analyst

No, that is fair. I completely understand that. I guess it is fair to say that the prospects at this time versus 12 months ago is clearly better going forward?

Larry Edwards, Global Power Equipment Group—CEO

That’s true. Our pipeline, as I mentioned, is certainly stronger. We track this very, very closely, and we are in a stronger position now than we were a year ago, for sure.

Sanjay Shrestha—Analyst

Fantastic. Once again, excellent quarter.

Martin Malloy, Hibernia Southcoast Capital—Analyst

Congratulations on the quarter. A couple of questions. First of all on the backlog, have there been any changes in terms of the length of time over which you expect to work it off?

Larry Edwards, Global Power Equipment Group—CEO

Not significantly. Pretty much the same. We are seeing some cycle times reduced on us, but generally at this point in time, the backlog work out is about the same.

Jim Wilson, Global Power Equipment Group—CFO

I think there is one other point we should make for everyone, and that is, we do not book things into our firm backlog until we get the signed purchase order. So we have actually got some LOIs —we mentioned this last time on our call — for business for Taiwan, that actually will come into backlog sometime in the 2005-2006 period, even though we have the orders in hand today. We don’t describe it as a shadow backlog or even a limited notice to proceed; they’re letters of intent that will enter backlog log when we get the signed purchase orders. So the actual number underlying is actually higher than what people see.

Martin Malloy, Hibernia Southcoast Capital—Analyst

Okay. And I believe you all have somewhere around $35 or $40 million in terms of sort of replacement parts or reoccurring revenue, annually? Is that still running at about that rate?

Jim Wilson, Global Power Equipment Group—CFO

I would say that is still about the same rate. And some of that was actually a little bit lower in 2003, because a lot of our domestic customers — many of the IPPs or even some of the utilities delayed CapEx spending until the new year. And now that the new year has begun, we expect to see somewhat of a pickup in that sometime during the year.

Martin Malloy, Hibernia Southcoast Capital—Analyst

And do we see that move through backlog?

Jim Wilson, Global Power Equipment Group—CFO

Yes, it does move through backlog. It depends, some of it is only in backlog for a relatively short period of time for smaller orders. But then for larger orders, it moves through backlog similar to what our other products do.

Martin Malloy, Hibernia Southcoast Capital—Analyst

Okay. And then finally, you mentioned the $70 million in cash as of last Friday. Could you comment about possible uses for that cash?

Jim Wilson, Global Power Equipment Group—CFO

Right now, as in the past, we are remaining flexible and just looking at all of our options for what we are going to do. We are currently looking at another debt payment in the first quarter of 2004. And just kind of going from there, we’ll just have to take a look and see what our different options are.

Leone Young, Smith Barney—Analyst

Obviously, great job again. It seems from your comments that you could not have expected perhaps the next round of orders or news out of China to be more back-end loaded hopefully third quarter, fourth quarter. Is that fair?

Larry Edwards, Global Power Equipment Group—CEO

I would say, yes, that is probably right.

Leone Young, Smith Barney—Analyst

So that’ probably part of why you don’t want to take that $65 million and then just extrapolate it out for every quarter, I assume?

Larry Edwards, Global Power Equipment Group—CEO

If you recall, our estimate of timing, I guess probably this time last year we were a little bit off. Things were delayed a little bit. First we had a SARS epidemic to deal with, and we don’t think that will happen again. We are just trying to be cautious and conservative in coming up with a timeframe here.

Leone Young, Smith Barney—Analyst

Understood. Any willingness at all, Larry, to — you talked about the RFPs being up, not as strong as ‘98, ‘99, but certainly better than last year. Any quantification there at all?

Larry Edwards, Global Power Equipment Group—CEO

I would hesitate to do so. We — I can tell you this, it’s higher than we anticipated, and the rate that we are filling the pipeline with RFQs is increasing. So I think maybe next quarter we’ll have a better handle on that. But we are seeing a firm-up in the RFQs that we have. I would hate to try to quantify it right now.

Don Ingham,—Analyst—Imperium Capital

A couple quick questions. The first is on China. If you look at the plans for the gas infrastructure, it looks like they will be able to have about 20 gigawatts of gas fired power by about 2010. Looking at the 23 sets that have been ordered so far, the 23 sets of turbines that have been ordered so far, it looks like that will account for about 8 of those gigawatts. Can you tell me what marketshare you expect to get of the total of the 8 gigawatts, the total of the 20 gigawatts, and what percent of that is already represented by the bookings that you have? Could you try and put that into perspective?

Larry Edwards, Global Power Equipment Group—CEO

I’ll try. We don’t really track it like that. In the first place, we have two segments — auxiliary power, and HRSGs. And on the first 23 gas turbine bundle buy, we have components for the 23 units on the auxiliary power, and then we have some of the HRSGs. We don’t really track it by gigawatts. I guess what we would say is our chances are very good on participating, really on all of the bundle buy projects, on both of our segments. We really don’t track it by gigawatts. I guess the other thing that you need to know that is happening in China, the bundle buy program is the program that you hear advertised, but there is a merchant power sector that is starting to emerge. We are also participating very, very strongly in that. In fact, the backlog that we have and bookings that we recently acquired is not the bundle buy, it is in the merchant power sector, both on the auxiliary power side and the HRSG side. So if you look at the merchant power, there is a school of thought that it could almost be as large as the bundle buy program. So you have to really be careful about what you are reading about from a giawatt standpoint.

Don Ingham,—Analyst—Imperium Capital

Is this all right next to the planned West/East pipeline, this merchant?

Larry Edwards, Global Power Equipment Group—CEO

They are all using — many of them are using the gas, but a lot of these, actually — the early ones that are going in, mainly GE Frame 9E machines, they are burning oil, they are not burning natural gas. They are putting them in duel fuel. In other words, they put them in oil with the later plans to convert them to natural gas. Because the power outages are so severe they can’t wait. But this is kind of an emerging thing. I will be back in China in a couple of weeks to get a better feel for this, but this has been a real pleasant surprise to us. Because like you, a year ago or so we basically heard only about the bundle buy program, which is a central government program, as you probably know. But these local governments, provincial governments, and even cities, are quickly putting in merchant plants. These are large plants, these are GE Frame 9E machines. So I don’t know if that answers your question, but we’re really not — we really look at units, not so much as the gigawatts that they represent. But I can tell you the merchant plant sector is quickly catching up with the bundle buy program.

Don Ingham,—Analyst—Imperium Capital

Okay. I appreciate the answer. Second question — there was recently an article in the Wall Street Journal, and I think also in the Financial Times, about — it suggested that — or they had suggested that China would let its currency appreciate somewhere between 5 and 10 percent versus the U.S. dollar. Could you just talk about where your revenue and your costs are currently denominated? And what, if any, impact the appreciation of the Yuan would have? Or if you have hedged that out?

Jim Wilson, Global Power Equipment Group—CFO

This is Jim. Really, the way we try to handle most of those is that we try to make sure that the currency we’re getting paid in is the same currency that we’re paying our vendors in, and subcontractors. So that kind of acts as a natural hedge for the most part. So we do that, not just in China but in Europe and so forth. To the extent we have differences, then we do look at hedging those differences. So we are not really sure if that is going to happen or not. Chances are that it might, like you said in China, that that might happen sometime later. But we are looking into that and taking steps to protect that.

Don Ingham,—Analyst—Imperium Capital

Last question. Has your majority shareholder indicated any sort of intent as to whether it’s going to sell its holdings or stay with the Company for the next 5 or so years, or whether it’s considering other options?

Larry Edwards, Global Power Equipment Group—CEO

There’s really been no communication, no change in anything there.

Operator

(OPERATOR INSTRUCTIONS).

Bob Zwerneman, Global Power Equipment Group—Investor Relations

I would like to everyone for participating in this morning’s conference call. Before we close, I would like to refer everyone to slide 2 that we showed earlier, as well as our press release on our Website, for the Safe Harbor and Reg G compliance statements. Our call has been taped today, and the replay will be available until March 1st at 866-864-2121, or 416-695-5796. The PIN code on that is 7129. Again, that number is 866-864-2121, or 416-695-5796, where the PIN code is 7129. That concludes our call. Thank you.

Operator

This concludes today’s conference call.